Exhibit 99.1

Entercom Communications Corp.

Reports Record First Quarter 2003 Results

Reports Quarterly Same Station Revenue Increase of 7%

(Bala Cynwyd, PA).  May 5, 2003 Entercom Communications Corp. (the “Company”) (NYSE: ETM) today reported financial results for the quarter ended March 31, 2003.  Net revenues for the quarter were $81.0 million, an increase of 9% from the prior year.  Station Operating Income was  $29.6 million, an increase of 14% from the prior year. Income before accounting change was $9.3 million, or $0.19 per basic share and $0.18 per diluted share, as compared to $5.7 million, or $0.12 per basic and diluted share, in the prior year.  Free Cash Flow (“FCF”) was $15.4 million, up 23% from the prior year.

On a same station basis for the quarter, net revenues increased 7% and Station Operating Income increased 10% as compared to the same period from the prior year.

The quarter’s net revenues, Station Operating Income and Free Cash Flow represent a record high for the Company’s first quarter results.

David J. Field, President and Chief Executive Officer stated, “Entercom continued to deliver outstanding, record-breaking results, exceeding expectations despite the Iraqi war’s disruptive impact on advertising. We continued to outpace the radio industry during the quarter by gaining market share in 15 of our 17 measured markets, enabling us to achieve 7% same station revenue growth. We are also very pleased to post 23% growth in our Free Cash Flow.”

Other Notes of Interest

Effective January 1, 2003 the Company changed its effective tax rate to 37.5% from 40.0% in the prior year as a result of the review of actual and expected federal and state tax expenses.

On March 21, 2003, the Company completed its previously announced acquisition of a radio station in the Denver, Colorado radio market (KQMT-FM) from Tribune Broadcasting Company for $55 million.

As of March 31, 2003, the Company had $51.3 million in cash and cash equivalents.  The Company had outstanding: $272.5 million of Senior Debt; $150 million of Senior Subordinated Notes due in 2014; and $125 million of Convertible Preferred Securities (TIDES) which were retired in early April.

On April 7, 2003, the Company redeemed all of its outstanding 6¼% Convertible Preferred Securities (TIDES).  The redemption price for these preferred securities was $51.63 for each $50 of principal amount.  Prior to the redemption, holders of 1.2 million units converted such preferred securities into 1.4 million shares of Entercom Class A common stock, increasing the number of shares outstanding as of April 7, 2003 to 51.3 million.  The Company used available cash and its revolving credit facility to redeem the unconverted preferred securities for total consideration of $66.1 million, which included a redemption premium of $2.0 million and accrued interest of $0.1 million.

Weighted average shares outstanding for the first quarter were 49.8 million basic and 50.5 million diluted, which does not assume conversion of the preferred securities that occurred in connection with the redemption on April 7, 2003. The total basic shares outstanding after the conversion of preferred securities were 51.3 million. Shares of the Company’s common stock are traded on the New York Stock Exchange under the symbol ETM.

In the first quarter of 2002, the Company recorded an impairment charge of $139 million, reflected as a cumulative effect of an accounting change, from the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets.”

On April 1, 2003, the Company announced that Edward West, Chairman of the Board and Chief Executive Officer for ICG Commerce, and previously the Chief Financial Officer of Delta Airlines, joined the Entercom Board of Directors.

Lee Hague, who had served as one of the Company’s Directors since 1980, passed away on April 18, 2003. David J. Field noted, “We were deeply saddened by the news of Lee’s unexpected passing.  Lee served with distinction on Entercom’s Board of Directors for almost 25 years and he will be sorely missed by friends, family and those of us at Entercom who were blessed to have known him.”

Second Quarter Guidance

For the second quarter of 2003, based on the current business outlook, the Company expects to report net revenues of $104 to $107 million with station operating expenses of $59.5 to $60.0 million.  This quarterly net revenues guidance equates to same station performance of approximately flat to up 3% and would result in reported earnings per diluted share of approximately $0.33 to $0.36.

The earnings per share guidance includes a charge for the extinguishment of debt. As a result of the April redemption of its Convertible Preferred securities, the Company expects to record an expense in the second quarter of 2003 of $3.8 million as loss on early extinguishment of debt.

Earnings Conference Call and Company Information

Entercom will hold a conference call regarding the quarterly earnings release on Monday, May 5, 2003 at 11:00 AM Eastern Time.   The public may access the conference call by dialing 877-917-1549.  A replay of the conference call will be available through May 12, 2003 by dialing 800-294-9493.  A webcast of the conference call will be available beginning 48 hours after the call on the Company’s website for a period of one week.  The Company’s website is located at www.entercom.com.

The Company is one of the nation’s five largest radio broadcasters, operating in Boston, Seattle, Denver, Portland, Sacramento, Kansas City, Milwaukee, Norfolk, New Orleans, Memphis, Buffalo, Greensboro, Rochester, Greenville/Spartanburg, Wilkes-Barre/Scranton, Wichita, Madison, Gainesville/Ocala and Longview/Kelso, WA.

Certain Definitions

With the adoption of Regulation G by the SEC, Station Operating Income replaces Broadcast Cash Flow as the metric used by management to assess the performance of our stations. Station Operating Income is calculated in the same manner as Broadcast Cash Flow.

It is important to note that Station Operating Income, Same Station Net Revenues, Same Station Operating Expenses, Same Station Operating Income and Free Cash Flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful as a way to evaluate the Company and the means for management to evaluate our radio stations’ performance and operations. Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with generally accepted accounting principles. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies.

Station Operating Income consists of operating income before depreciation and amortization, time brokerage agreement fees, corporate general and administrative expenses and gain or loss on sale of assets.

Free Cash Flow consists of operating income (i) plus depreciation and amortization, non-cash compensation expense (which is otherwise included in corporate general and administrative expenses) and (ii) less net interest expense (excluding amortization of deferred financing costs), gains (loss) on sale of assets, taxes paid (refunded) and capital expenditures.

Same station operating data is computed by comparing the performance of stations operated by the Company throughout the relevant period to the comparable performance in the prior year’s corresponding period. The Company includes in the same station operating data the effects of changes in status of significant contracts that relate to operations that are accounted for as a separate business unit.

Note Regarding Forward-Looking Statements

The information in this news release is being widely disseminated in accordance with the Securities and Exchange Commission’s Regulation FD.

This news announcement contains certain forward-looking statements that are based upon current expectations and certain unaudited pro forma information that is presented for illustrative purposes only and involves certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Additional information and key risks are described in the Company’s filings on Forms 8-K, 10-Q and 10-K with the Securities and Exchange Commission. Readers should note that these statements might be impacted by several factors including changes in the economic and regulatory climate and the business of radio broadcasting, in general. The unaudited pro forma information and same station operating data reflects adjustments and is presented for comparative purposes only and does not purport to be indicative of what has occurred or indicative of future operating results or financial position.  Accordingly, the Company’s actual performance may differ materially from those stated or implied herein.  The Company assumes no obligation to publicly update or revise any unaudited pro forma or forward-looking statements.

Contact:

Steve Fisher
Executive Vice President and Chief Financial Officer
610-660-5647

Entercom First Quarter 2003

Earnings Release

ENTERCOM COMMUNICATIONS CORP.

CONDENSED CONSOLIDATED FINANCIAL DATA

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
CONDENSED STATEMENTS OF OPERATIONS

Net Revenues	$80,995	$74,159
Station Operating Expenses	51,380	48,159
Station Operating Income	29,615	26,000

Corporate General and Administrative Expenses	3,444	3,217
Non-Cash Compensation Expense	93	134
Depreciation and Amortization	3,457	3,391
Time Brokerage Agreement Fees	602	2,116
Net Loss (Gain) on Sale of Assets	76	(9)
Operating Income	21,943	17,151

Other Expense (Income) Items:
Interest Expense, Including Amortization of Deferred Financing Costs of $320 and $250 for the three months ended March 31, 2003 and 2002, respectively	5,337	5,588
Financing Cost of Convertible Preferred Securities	1,953	1,953
Interest Income	(290)	(262)
Equity Loss from Unconsolidated Affiliate	—	974
Net Gain on Derivative Instruments	(65)	(607)
Total Other Expense	6,935	7,646

Income Before Income Taxes and Accounting Change	15,008	9,505

Income Taxes	5,684	3,837

Income Before Accounting Change	9,324	5,668
Cumulative Effect of Accounting Change, Net of Taxes	—	(138,876)
Net Income (Loss)	$9,324	$(133,208)

Income Before Accounting Change Per Share - Basic	$0.19	$0.12
Net Income (Loss) Per Share - Basic	$0.19	$(2.86)

Income Before Accounting Change Per Share - Diluted	$0.18	$0.12
Net Income (Loss) Per Share - Diluted	$0.18	$(2.80)

Weighted Common Shares Outstanding - Basic	49,870	46,575
Weighted Common Shares Outstanding - Diluted	50,478	47,613

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Capital Expenditures	$3,465	$1,109
Income Taxes Paid	$10	$—

	March 31,
	2003	2002
SELECTED BALANCE SHEET DATA
Cash and Cash Equivalents	$51,254	$265,172
Working Capital	65,657	275,430
Total Assets	1,564,751	1,515,785
Senior Debt (including current portion)	272,493	325,320
7.625% Senior Subordinated Notes	150,000	150,000
Total Shareholders’ Equity	899,350	826,277

OTHER NON-GAAP DATA

	Three Months Ended March 31,
	2003	2002
Same Station Computations:
Same Station Net Revenues Computation:
Net Revenues as Reported	$80,995	$74,159
Acquisitions and Divestitures of Radio Stations	—	2,476
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	—	(780)
Same Station Net Revenues	$80,995	$75,855

Same Station Operating Expenses Computation:
Station Operating Expenses as Reported	$51,380	$48,159
Acquisitions and Divestitures of Radio Stations	—	1,497
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	—	(846)
Same Station Operating Expenses	$51,380	$48,810

Reconciliation of Station Operating Income and Same Station Operating Income to Operating Income:
Operating Income as Reported	$21,943	$17,151
Depreciation and Amortization	3,457	3,391
Corporate General and Administrative Expenses	3,537	3,351
Time Brokerage Agreement Fees	602	2,116
Net Loss (Gains) on Sale of Assets	76	(9)
Station Operating Income	29,615	26,000
Net Acquisitions and Dispositions of radio stations	—	979
Net Acquisitions and Dispositions of Contracts Accounted for As Separate Profit Centers	—	66
Same Station Operating Income	$29,615	$27,045

Reconciliation of Free Cash Flow to Operating Income:
Operating Income as Reported	$21,943	$17,151
Add
Depreciation and Amortization	3,457	3,391
Non-Cash Compensation Expense	93	134
Net Loss on Sale of Assets	76	—
Less
Interest expense, net of interest income and deferred financing costs	(6,680)	(7,029)
Capital Expenditures	(3,465)	(1,109)
Net Gain on Sale of Assets	—	(9)
Taxes Paid	(10)	—
Free Cash Flow	$15,414	$12,529

PRIOR YEAR’S DATA FOR SECOND QUARTER

Three Months Ended June 30, 2002
Reconciliation of Last Year’s Same Station Net Revenues to Net Revenues:
Net Revenues as Reported	$108,489
Acquisitions and Divestitures of Radio Stations	(55)
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	(4,370)
Same Station Net Revenues	$104,064

Reconciliation of Last Year’s Same Station Operating Expenses to Station Operating Expenses:
Station Operating Expenses as Reported	$60,663
Acquisitions and Divestitures of Radio Stations	(178)
Net Acquisitions and Divestitures of Contracts Accounted for As Separate Profit Centers	(3,281)
Same Station Operating Expenses	$57,204

Notes:

Non-cash compensation expense, which is otherwise included in Corporate General and Administrative Expenses, is shown separately for purposes of this presentation.